Exhibit 10.1
Execution Copy
MASTER TERMS AND CONDITIONS FOR ISSUER FORWARD TRANSACTIONS
BETWEEN CITIGROUP FINANCIAL PRODUCTS INC. AND LEXINGTON REALTY TRUST
     The purpose of this Master Terms and Conditions for Issuer Forward Transactions (this “Master Confirmation”), dated as of October 28, 2008, is to set forth certain terms and conditions for issuer forward transactions that Lexington Realty Trust (“Counterparty”) will enter into with Citigroup Financial Products Inc. (“Citigroup”). Each such transaction (a “Transaction”) entered into between Citigroup and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Citigroup mutually agree (a “Transaction Confirmation”). The confirmation applicable to each Transaction, which shall constitute a “Confirmation” for the purposes of, and will supplement and form a part of, and be subject to, the Agreement (as such term is defined herein), shall consist of this Master Confirmation as supplemented by the trade details applicable to such Transaction, as set forth in the Transaction Confirmation.
     This Master Confirmation and a Transaction Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Transaction Confirmation relates. This Master Confirmation and each Transaction Confirmation hereunder, together with all other documents referring to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Agreement”), in the form published by the International Swaps and Derivatives Association, Inc. (“ISDA”) (each a “Confirmation”) confirming transactions (each a “Transaction”) entered into between you and us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Agreement as if we had executed an agreement in such form (without a Schedule, but with the elections herein) on the Trade Date of the first such Transaction between you and us (the “Agreement”). A copy of the ISDA Agreement has been, or promptly after the date hereof will be, delivered to you.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “ISDA Definitions” and, together with the Equity Definitions, the “Definitions”), each as published by ISDA, are incorporated into this Master Confirmation.
     THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
     1. In the event of any inconsistency between the Equity Definitions and ISDA Definitions, the Equity Definitions will control for the purpose of the Transaction to which a Transaction Confirmation relates. In the event of any inconsistency between the Definitions and this Master Confirmation, this Master Confirmation will control for the purpose of the Transaction to which a Transaction Confirmation relates. In the event of any inconsistency between the Definitions and this Master Confirmation, on the one hand, and a Transaction Confirmation, on the other hand, the Transaction Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Transaction Confirmation relating to such Transaction.
     2. Each party will make each payment specified in this Master Confirmation or a Transaction Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.
     3. General Terms:
     This Master Confirmation and the Agreement, together with the Transaction Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Citigroup with respect to such Transaction.

     Each Transaction to which a Transaction Confirmation relates is a share forward, which shall be considered a Share Forward Transaction for purposes of the Definitions, and shall have the following terms:

General Terms:

Trade Date:	As set forth in the Transaction Confirmation for such Transaction.

Effective Date:	Unless otherwise set forth in the Transaction Confirmation for such Transaction, the third Exchange Business Day following the Trade Date for such Transaction.

Termination Date:	The date on which settlement with respect to the full Number of Shares has been completed.

Shares:	The Common Shares, USD0.0001 par value per share, of Counterparty (Symbol: LXP).

Number of Shares:	As set forth in the Transaction Confirmation for such Transaction, reduced from time to time by the Calculation Agent for any Settlement Shares.

Initial Price:	As set forth in the Transaction Confirmation for such Transaction.

Maturity Date:	As set forth in the Transaction Confirmation for such Transaction.

Initial Notional Amount:	An amount equal to (i) the product of Initial Price and the initial Number of Shares minus (ii) the Initial Prepayment Amount.

Notional Amount:	The Initial Notional Amount, as reduced from time to time by the Calculation Agent for Shortfall Prepayment Amounts paid by Counterparty and Settlement Period Amounts in respect of Settlement Shares.

Exchange:	New York Stock Exchange.

Related Exchange:	All Exchanges.

Trading Day:	Any Scheduled Trading Day that is not a Disrupted Day; provided, however, that the first sentence of Section 6.3(a) of the Equity Definitions is amended by replacing the phrase starting with “during the one hour period” and ending with “as the case may be” with “during a Scheduled Trading Day.” The Calculation Agent may determine that a Scheduled Trading Day is a Disrupted Day only in part, in which case the Calculation Agent shall make such adjustments to the terms of the affected Transactions hereunder as it deems appropriate to take into account such partial Trading Day.

Fee Rate:	USD0.05 per Share.

Business Day Convention:	Modified Following.

Business Days:	New York.

Reference Price:	On any Trading Day, the volume weighted average price per Share, as determined by the Calculation Agent, for all transactions in the Shares on the Exchange as of the end of regular trading hours on such Trading Day as reported by Bloomberg L.P. (“Bloomberg”) or (x) if such price is not reported by Bloomberg, then as reported by another recognized source reasonably selected by the Calculation Agent on such Trading Day or (y) if the Shares cease to be listed on a national securities exchange or included in a quotation system, then the current market price per Share on such Trading Day, as determined by the Calculation Agent in a commercially reasonable manner, in each case minus the Fee Rate.

Settlement Currency:	USD.

Prepayments by Counterparty:

Initial Prepayment:	On the Initial Prepayment Date, Counterparty shall pay to Citigroup an amount in USD equal to the Initial Prepayment Amount.

Initial Prepayment Date:	As set forth in the Transaction Confirmation for such Transaction.

Initial Prepayment Amount:	50% of the product of (i) the Initial Price and (ii) the initial Number of Shares.

Shortfall Prepayment:	If a Shortfall Event occurs, Citigroup may, at its option, deliver a Shortfall Prepayment Notice to Counterparty. After effective delivery of such Shortfall Prepayment Notice, if the Shortfall Prepayment Amount is positive, Counterparty shall pay to Citigroup on or before the related Shortfall Prepayment Date an amount in USD equal to the Shortfall Prepayment Amount for such Shortfall Event, plus an accrual thereon at the Floating Rate plus the Spread for the period from and including the previous Floating Amount Payment Date (or, if none, the Effective Date) to but excluding the Shortfall Prepayment Date. Failure by Counterparty to satisfy its obligation to pay such amount by the date due shall constitute an Event of Default, without regard to any otherwise applicable notice requirement or grace period. For the avoidance of doubt, notwithstanding the occurrence of a Shortfall Event and delivery of the related Shortfall Prepayment Notice, if the Shortfall Prepayment Amount is zero or negative, Counterparty is not required to make any payment in respect of such Shortfall Event.

Shortfall Event:	If, at any time on any Scheduled Trading Day, the Notional Amount is greater than 60% of the product of (i) the price of a

Share at that time and (ii) the Number of Shares at that time, it shall constitute a Shortfall Event.

Shortfall Prepayment Amount:	In respect of a Shortfall Event, (a) the Notional Amount minus (b) 57.5% of the product of (i) the price of a Share at the close of the regular trading session of the Exchange on the Exchange Business Day immediately preceding the Shortfall Prepayment Date and (ii) the Number of Shares on such day.

Shortfall Prepayment Date:	In respect of a Shortfall Event, 11:00 a.m. (New York City time) on the third Exchange Business Day following the day Citigroup’s notice to Counterparty (a “Shortfall Prepayment Notice”) of the occurrence of such Shortfall Event is effective.

Floating Amounts:

Floating Amount Payer:	Counterparty.

Payment Date(s):	16th of each January, April, July and October during the Term of the Transaction (subject to the Modified Following Business Day Convention) and the Termination Date.

Floating Rate Day Count Fraction:	Actual/360.

Reset Dates:	The first day of each Calculation Period.

Floating Rate:	The rate per annum for USD LIBOR for the relevant reference period, as determined by the Calculation Agent, appearing on Telerate Page 3750 or any replacement of that page, two London Banking Days prior to the start of a relevant period. The Floating Rate shall be determined by linear interpolation if the relevant reference period does not correspond exactly to a period for which rates appear on Telerate Page 3750 or its replacement. If the Floating Rate cannot be so determined, it shall be determined as if USD-LIBOR-Reference Banks with a Designated Maturity of three months had been specified for purposes of determining the Floating Rate; provided that if the Floating Rate cannot be determined pursuant to the foregoing, the Floating Rate shall be the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.5% per annum. Except for the initial Calculation Period and the Calculation Period ending with the Termination Date, unless the parties otherwise agree, the relevant reference period for determining the Floating Rate shall be three months. “Prime Rate” means the rate of interest publicly announced by Citibank, N.A. from time to time as its Prime Rate in New York City. “Federal Funds Rate” means, for any relevant day, a rate determined as if USD-Federal Funds-H.15 was specified.

London Banking Day:	Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Spread:	As set forth in the Transaction Confirmation for such Transaction.

Settlement Terms:

Settlement Method:	In respect of a Settlement Period relating to the Maturity Date or a Settlement Period relating to an Optional Early Settlement with respect to the entire remaining Number of Shares, Counterparty shall be entitled to elect by timely written notice to Citigroup whether to settle the Transaction by (i) “Full Physical Settlement”, (ii) “Net Cash Settlement” or (iii) “Net Share Settlement” as described below; provided that, if Counterparty fails to so elect or if Counterparty properly elects either of Net Cash Settlement or Net Share Settlement, but Citigroup reasonably determines that the Alternative Settlement Conditions have not been satisfied, Counterparty shall be deemed to have elected Full Physical Settlement. Counterparty shall send irrevocable written notice to Citigroup of its election of a settlement method at least 40 Scheduled Trading Days prior to the Maturity Date (or, in the case of Optional Early Settlement, as part of the Optional Settlement Notice). By electing Net Cash Settlement or Net Share Settlement, Counterparty is deemed to represent that Counterparty is not aware of any material nonpublic information concerning itself or the Shares, and is electing such settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

In respect of any other Settlement Period, Full Physical Settlement shall apply unless the parties agree on a methodology for settlement on a net cash or net share equivalent basis (e.g., a marketed or a block offering), equivalent conditions to the Alternative Settlement Conditions are satisfied, and Counterparty represents that Counterparty is not aware of any material nonpublic information concerning itself or the Shares, and is agreeing to net cash or net share settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. The parties acknowledge and agree that any such net cash or net share settlement shall be structured to result in (i) if the value of the Shares determined by the agreed methodology is greater than the Initial Price, the Notional Amount being reduced (but not below zero) by an amount equal to the product of the number of Settlement Shares and the Initial Price or (ii) if the value of the Shares determined by the agreed methodology is less than or equal to the Initial Price, the Notional Amount being reduced (but not below zero) by an amount equal to the lesser of (a) an amount equal to the number of Settlement Shares and such value and (b) 150% of the result obtained by dividing the remaining Notional Amount (determined prior to reduction for such Settlement Shares) as of the Settlement Period Start Date by the remaining Number of Shares (determined prior to reduction for such Settlement Shares) as of the Settlement Period Start Date.

Settlement Period:	The period during which Citigroup transfers Shares to Counterparty or otherwise values Shares in settlement or partial settlement of this Transaction, which shall be (a) in the case of Full Physical Settlement, a single Trading Day (i.e., the Settlement Period Start Date) and (b) in the case of Net Cash Settlement or Net Share Settlement, the period beginning on the Settlement Period Start Date, and ending on, and including, the Trading Day thereafter that (i) in the case of the Settlement Period relating to the Maturity Date, is 29 Trading Days thereafter (or such other number as the parties may agree) and (ii) in the case of any other Settlement Period, is a number of Trading Days determined by the Calculation Agent, taking into account the number of Settlement Shares for such Settlement Period (or such other number of Trading Days as the parties may agree).

Settlement Shares:	For any Settlement Period, the portion of the Number of Shares that is subject to such Settlement Period. In connection with any Settlement Period occurring due to a Partial Termination Event, the number of Settlement Shares shall be determined by the Calculation Agent. In connection with any Settlement Period occurring due to an Optional Early Settlement, the number of Settlement Shares shall be as specified by Counterparty in the relevant Optional Settlement Notice. In connection with the Settlement Period relating to the Maturity Date, the number of Settlement Shares shall be the remainder of the Number of Shares.

Settlement Period Start Date:	In the case of the Settlement Period relating to the Maturity Date, (i) if Full Physical Settlement applies, the Maturity Date and (ii) if Net Cash Settlement or Net Share Settlement applies, the day that is 32 Scheduled Trading Days prior to the Maturity Date (the “Net Maturity Settlement Start Date”).

In the case of a Settlement Period relating to an Optional Early Settlement, the date specified by Counterparty in its Optional Settlement Notice.

In the case of a Settlement Period relating to a Partial Termination Event, the first Trading Day immediately following delivery of Citigroup’s notice to commence the relevant Settlement Period.

Optional Early Settlement:	At any time prior to the Net Maturity Settlement Start Date for such Transaction, Counterparty may elect by at least 10 Scheduled Trading Days’ written notice to Citigroup (an “Optional Settlement Notice”) to specify a Settlement Period Start Date prior to the Net Maturity Settlement Start Date for purposes of effecting a settlement with respect to all or a portion of the remaining Number of Shares for such Transaction (as specified in such notice) not previously subject to a Settlement Period (an “Optional Early Settlement”), so long as no other Settlement Period for such Transaction has occurred and is continuing at the time of such election.

Partial Termination Event:	If on any day Citigroup’s hedge in respect of all Transactions hereunder along with other Shares beneficially owned by Citigroup Inc. (the “Transaction Equity”) exceeds 9.8% of the number of outstanding Shares on such day, a “Partial

Termination Event” shall be deemed to have occurred. Citigroup shall use its reasonable efforts to avoid transactions with third parties that could reasonably be expected to result in Citigroup Inc.’s beneficial ownership exceeding 9.8%. Upon the occurrence of a Partial Termination Event, Citigroup shall have the right to commence a Settlement Period with respect to a portion of the Number of Shares for such Transaction not previously subject to a Settlement Period such that, after completion of the Settlement Period related to such Partial Termination Event, the Transaction Equity as determined by Citigroup is less than 9.8% of the number of outstanding Shares.

At Citigroup’s option, upon notice to Counterparty, (x) any other Settlement Period that has commenced prior to the start of the Settlement Period for such Partial Termination Event, and has not ended, shall end on the Trading Day immediately preceding delivery by Citigroup of the notice referred to in the immediately preceding paragraph and (y) the Calculation Agent shall adjust the number of Settlement Shares for such other Settlement Period and the parties obligations with respect to settlement thereof appropriately to reflect the truncated Settlement Period.

Full Physical Settlement:	If Full Physical Settlement applies to a Settlement Period, on a delivery versus payment basis, Citigroup will deliver to Counterparty on the related Settlement Period Start Date the Settlement Shares for such Settlement Period in exchange for payment from Counterparty to Citigroup of the Accreted Settlement Period Amount for such Settlement Period.

Settlement Period Amount:	In respect of a Settlement Period, an amount equal to (i) the Settlement Shares for such Settlement Period divided by the remaining Number of Shares (determined prior to reduction for such Settlement Shares) as of the Settlement Period Start Date multiplied by (ii) the remaining Notional Amount (determined prior to reduction for such Settlement Shares) as of the Settlement Period Start Date.

Accreted Settlement Period Amount:	In respect of a Settlement Period, an amount equal to the Settlement Period Amount for such Settlement Period plus an accrual thereon at the relevant Floating Rate plus the Spread for the period from and including the previous Floating Amount Payment Date (or, if none, the Effective Date) to but excluding the relevant Settlement Period Start Date.

Net Cash Settlement:	If Net Cash Settlement applies to a Settlement Period, then on the third Scheduled Trading Day following the completion of the Settlement Period, if the Net Settlement Amount is positive, Citigroup shall pay such amount to Counterparty, and if the Net Settlement Amount is negative, Counterparty shall pay the absolute value of such amount to Citigroup. In addition, Counterparty shall pay to Citigroup the Settlement Period Floating Rate Amount.

Net Share Settlement:	If Net Share Settlement applies to a Settlement Period, then on the third Scheduled Trading Day following the completion of the Settlement Period, if the Net Settlement Amount is positive, Citigroup shall deliver to Counterparty a number of Shares (rounded to the nearest whole Share) equal to such amount divided by the Average Settlement Period Price for such Settlement Period, and if the Net Settlement Amount is negative, Counterparty shall deliver to Citigroup a number of Shares (rounded to the nearest whole Share) equal to the absolute value of such amount divided by the Average Settlement Period Price for such Settlement Period. In addition, Counterparty shall pay to Citigroup the Settlement Period Floating Rate Amount.

Net Settlement Amount:	In respect of a Settlement Period, an amount equal to (i) the number of Settlement Shares for such Settlement Period multiplied by the Average Settlement Period Price for such Settlement Period minus (ii) the Accreted Settlement Period Amount for such Settlement Period.

Average Settlement Period Price:	In respect of a Settlement Period, the average of the Reference Prices for each Trading Day in such Settlement Period.

Settlement Period Floating Amount:	In respect of a Settlement Period, an amount equal to (i) the Floating Rate (with the relevant reference period commencing on the Settlement Period Start Date and ending on the third Scheduled Trading Day following the scheduled completion of the Settlement Period) plus the Spread multiplied by (ii) the Accreted Settlement Period Amount for such Settlement Period divided by (iii) 2 multiplied by (iv) the number of days from and including the Settlement Period Start Date to but excluding the third Scheduled Trading Day following the completion of the Settlement Period divided by 360.

Suspension of Settlement Period:	Counterparty may, by notice to Citigroup by 8:30 a.m. (New York City time) on any Trading Day, suspend a Settlement Period for up to 5 days in the aggregate based on the advice of counsel respecting applicable federal securities laws that such Settlement Period should be suspended. As promptly as practicable after such suspension or any suspension under Paragraph 5(c) below, the Calculation Agent will adjust any term of this Transaction to the extent appropriate to effectuate the fundamental economic terms of this Transaction.

Dividends:

Payment Obligation in Respect of Cash Dividends:	In the event of any cash dividend or distribution on the Shares for which the ex-dividend date occurs during the period from, but excluding, the Trade Date for any Transaction hereunder to, and including, the Termination Date for any Transaction hereunder, Citigroup shall pay to Counterparty the amount thereof, within five Business Days of the date such cash dividend or distribution is paid to holders of Shares, in respect of the remaining Number of Shares for such Transaction (adjusted as the Calculation Agent deems appropriate for any pending Settlement Period or settlement, taking into account the applicable Settlement Method); provided that, if prior to Citigroup’s payment a Shortfall Event has occurred for which Counterparty has not yet paid the related Shortfall Prepayment, Citigroup may defer its payment until Counterparty has paid to Citigroup such Shortfall Prepayment, and if an Event of Default or a Potential Event of Default with respect to Counterparty has occurred and is continuing, Citigroup may defer its payment until no Event of Default or a Potential Event of Default with respect to Counterparty is continuing (it being understood, for the avoidance of doubt, that any amount so deferred shall be an Unpaid Amount for purposes of the Agreement).

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Calculation Agent shall not make any adjustment to the terms of any Transaction hereunder in connection with any cash dividend or distribution paid on the Shares.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Component Adjustment

Determining Party:	Citigroup

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “greater than 10%” in the third line thereof with “greater than or equal to 50%”.

Share-for-Share:	Cancellation and Payment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Cancellation and Payment

Determining Party:	Citigroup

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the

New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the word “faith” in clause (B) thereof, adding the words “based on the advice of outside counsel” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner reasonably contemplated by Citigroup on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Citigroup

Determining Party:	For all applicable Additional Disruption Events, Citigroup

Additional Representations, Agreements and Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

No Rights With Respect To Shares:	Counterparty acknowledges and agrees that (a) Citigroup has no obligation to hedge any Transaction hereunder, (b) if Citigroup elects to hedge any Transaction hereunder, Citigroup may hedge such Transaction in any manner that it deems appropriate, which may, but need not, include the purchase of Shares, and (c) if Citigroup elects to hedge any Transaction hereunder by purchasing Shares, Counterparty shall not acquire any right to vote or to give any consent with respect to any such Shares by virtue of such Transaction or otherwise.

Without limiting the generality of the foregoing, Counterparty shall not be entitled pursuant to any Transaction to vote or direct the voting of, or to give or direct the giving of any consent with respect to, any Shares (including any Shares held by or on behalf of Citigroup as a hedge for the Transaction or otherwise), and the parties agree that Citigroup shall not take any such directions or instructions from Counterparty or any of its officers, directors, employees, agents or representatives as to such voting or consent.
     4. Calculation Agent: Citigroup or an Affiliate thereof specified by Citigroup; provided that if (i) an Event of Default has occurred and is continuing with respect to which Citigroup is the Defaulting Party and (ii) Citigroup fails to duly perform its obligations as Calculation Agent with respect to any calculation or determination required to be made by the Calculation Agent within three Scheduled Trading Days following the date of effective delivery of notice from Counterparty requesting the performance of any such obligations, Counterparty may appoint as Calculation Agent a third party that is reasonably acceptable to Citigroup. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation or other determination by the Calculation Agent hereunder, upon a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a prior written request evidence of its calculations or determinations in reasonable detail, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation or determination.
     5. Alternative Settlement Conditions:
     (a) Notwithstanding Counterparty’s timely election of Net Cash Settlement or Net Share Settlement, Net Cash Settlement or Net Share Settlement shall apply to this Transaction only if the following conditions (the “Alternative Settlement Conditions”) are satisfied:
     (i) By no later than the Settlement Period Start Date, Counterparty shall have made available to Citigroup and its affiliates, in form and substance satisfactory to Citigroup, an effective registration statement (the “Registration Statement”) pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”) and one or more prospectuses as necessary to allow Citigroup and its affiliates to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the public resale by Citigroup and its affiliates of all Settlement Shares and, in the case of Net Share Settlement, such number of additional Shares reasonably specified by Citigroup, and such Registration Statement shall be effective and Prospectus shall be current for each day in the Settlement Period (other than a day on which the Settlement Period has been suspended pursuant to “Suspension of Settlement Period” above) until all Settlement Shares and any such additional Shares have been sold;
     (ii) By no later than the Settlement Period Start Date, Citigroup and its affiliates shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business (including, without limitation, (x) the opportunity to review Counterparty’s books and records and to make reasonable inquiries of appropriate officers of Counterparty and of Counterparty’s independent public accountants and (y) the provision of opinions of counsel, comfort letters, officers’ certificates and representations and such other documents as is customary for an underwritten follow-on offering of equity securities of companies of comparable size, maturity and lines of business and as may be reasonably requested by Citigroup), and the results of such investigation shall have been satisfactory to Citigroup, in its reasonable discretion;
     (iii) The following representation, which Counterparty shall be deemed to make on the Settlement Period Start Date and on each day thereafter (other than a day on which the Settlement Period has been suspended pursuant to “Suspension of Settlement Period” above) until all Settlement Shares and any such additional Shares have been sold, shall be true and correct:
Counterparty represents that each of its filings under the Securities Act, the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading;
     (iv) By no later than the Settlement Period Start Date, Counterparty shall have taken all required action so that all Shares covered by the Registration Statement are eligible for sale on the Exchange, entered into such customary agreements (including a customary underwriting agreement reasonably acceptable to Citigroup) with Citigroup, its affiliates and other underwriters or agents, if any, selected by Citigroup, as reasonably requested by Citigroup in order to expedite or facilitate the disposition of the Shares (which agreement shall include, without limitation, provisions in form and substance reasonably acceptable to Citigroup regarding indemnity and contribution) and Counterparty shall comply with such agreements, and otherwise take such actions reasonably requested by Citigroup to facilitate the disposition of the Shares (including, without limitation, the filing of any supplements and post-effective amendments to the Registration Statement reasonably required by Citigroup) until all Settlement Shares and any related additional Shares have been sold; and
     (v) Counterparty shall have paid all reasonable and customary costs and expenses actually incurred in connection with the foregoing (including, without limitation, legal and other expenses incurred by Citigroup or its affiliates in connection with the preparation of the Registration Statement and the Prospectus and the due diligence investigation described in clause (ii) above).
     (b) Counterparty shall notify Citigroup immediately after obtaining knowledge that any of the Alternative Settlement Conditions has ceased to be satisfied at any time prior to the time all Settlement Shares and any such additional Shares have been sold.
     (c) If, in Citigroup’s reasonable judgment, any of the Alternative Settlement Conditions has ceased to be satisfied at any time prior to the time all Settlement Shares and any such additional Shares have been sold, Citigroup shall be entitled, in its discretion, to suspend and/or terminate the Settlement Period. If Citigroup terminates the Settlement Period, the Calculation Agent shall adjust the terms of the Transaction as it reasonably determines appropriate, with Full Physical Settlement applying to the portion of the Settlement Shares relating to the remainder of the Settlement Period and Net Cash Settlement or Net Share Settlement, as applicable, applying to the other portion of the Settlement Period.
     6. Representations, Warranties and Covenants:
          (a) In connection with this Master Confirmation, each Transaction Confirmation, each Transaction to which a Transaction Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:
     (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and
     (ii) it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
          (b) Counterparty represents and warrants to, and agrees with, Citigroup on the Trade Date of each Transaction that:
     (i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;
     (ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

     (iii) it understands that Citigroup has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;
     (iv) it understands that no obligations of Citigroup to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any Affiliate of Citigroup or any governmental agency;
     (v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;
     (vi) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
     (vii) it is not entering into any Transaction to create, and shall not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);
     (viii) it has not and shall not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation;
     (ix) it has sufficient knowledge and expertise to enter into such Transaction and it is entering into such Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by Citigroup or its affiliates;
     (x) it has made its own independent decision to enter into such Transaction, is acting at arm’s length and is not relying on any communication (written or oral) of Citigroup or its affiliates as a recommendation or investment advice regarding such Transaction;
     (xi) it has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of such Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks;
     (xii) it acknowledges and agrees that neither Citigroup nor its affiliates is acting as a fiduciary or advisor to it in connection with such Transaction; and
     (xiii) if it were to have effected transactions in any Shares on such Trade Date, whether on the Exchange or otherwise, such transactions would not have violated any applicable securities law or other restriction applicable to Counterparty; without limiting the generality of the foregoing, all material information with respect to Counterparty and the Shares existing as of such Trade Date has been publicly disclosed.
     7. Miscellaneous:
          (a) Early Termination. The parties agree that Second Method and Loss shall apply to each Transaction under this Master Confirmation as such terms are defined under the ISDA Agreement. Counterparty acknowledges and agrees that Citigroup may take into account Counterparty’s status as issuer of the Shares in its good faith determination of the manner in which to dispose of any Hedge Positions when determining its Loss.

          (b) Netting of Obligations. The respective cash payment obligations on any day of Counterparty, on the one hand, and Citigroup, on the other hand, whether under a single or multiple Transactions hereunder, shall be netted.
          (c) Amendment upon Change in Accounting. Citigroup will negotiate with Counterparty in good faith upon receiving Counterparty’s request for any amendment of the Master Confirmation and any Transaction Confirmations with respect to any Change in Accounting and will use reasonable efforts to enter into any such amendment; provided that Citigroup shall not be obligated or required to enter into any such amendment that, in Citigroup’s reasonable judgment, would be reasonably expected to have a material adverse effect on the expected economic benefits to Citigroup in respect of any Transaction. “Change in Accounting” means any change in the accounting treatment of any Transaction or the Shares underlying any issuer forward transactions under U.S. generally accepted accounting principles that the Counterparty determines, in good faith, has resulted in, or will likely result in, a material change in the Counterparty’s consolidated financial statements, including, without limitation, any such change in accounting treatment requiring that (i) all or any portion of the Transactions must be recorded as liabilities on the Counterparty’s balance sheet or (ii) changes in the mark-to-market value of the Transactions must be recorded as an expense on the Counterparty’s income statement.
          (d) Funding Cost Adjustment. If for any reason, including without limitation, a Shortfall Prepayment or an Optional Early Termination, the relevant reference period with respect to any payment due hereunder does not correspond with the reference period used for purposes of calculating the Floating Rate, Citigroup shall adjust the terms of the relevant Transactions appropriately to reflect any additional funding costs incurred, or any reduction in funding costs received, by Citigroup.
          (e) Increased Costs. If Citigroup reasonably determines that after the Trade Date of any Transaction hereunder (i) due to either (x) the introduction of or any change in or in the interpretation of any law or regulation or (y) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Citigroup or its affiliates of engaging in such Transaction or related transactions, or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted after the date hereof, increases or would increase the amount of any capital required or expected to be maintained by Citigroup or any affiliate of Citigroup as a direct or indirect consequence of such Transaction (“Increased Costs”), then Counterparty shall from time to time until such Transaction is no longer outstanding (whether through an Optional Early Settlement, a Partial Termination Event or otherwise), promptly upon demand by Citigroup, convey to Citigroup additional amounts sufficient to compensate Citigroup for such Increased Costs as are incurred, so long as such amounts have accrued since a date at least 180 days prior to the date of demand. A certificate in reasonable detail computing the amount of Increased Costs, submitted to Counterparty by Citigroup, shall be conclusive and binding for all purposes absent manifest error and shall accompany the demand for payment.
          (f) Priority of Claims. The parties acknowledge and agree that Counterparty’s obligations with respect to each Transaction under this Master Confirmation and any claims arising out of or relating hereto shall rank at least pari passu in all respects with all of its other obligations to unsecured, unsubordinated creditors.
          (g) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (ii) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.
          (h) Repurchase Notices. Counterparty shall, if Counterparty effects any repurchase of Shares, promptly give Citigroup a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Equity Percentage as determined on such day is (i) equal to or greater than 4.5% and (ii) greater by 0.3% than the Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.3% than the Equity Percentage as of the date hereof). The “Equity Percentage” as of any day is the fraction the numerator of which is the aggregate Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day.
          (i) Counterparty Disclosure. The material terms of each Transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of Counterparty, will be disclosed by Counterparty in accordance with all rules, regulations, accounting principles (including FAS 150) and laws applicable to Counterparty in its periodic filings under the Exchange Act and its financial statements and notes thereto.
          (j) Transfer. Notwithstanding any provision of the Agreement to the contrary, Citigroup may, subject to applicable law, freely transfer or assign all of its rights and obligations under any Transaction without the consent of Counterparty to one or more entities that are directly or indirectly controlled by or under common control with Citigroup; provided that the transferee or assignee (or, if applicable, its guarantor) has a long term senior unsecured debt rating equal to or better than “A-” from Standard & Poor’s Ratings Services or its successor (“S&P”) or “A3” from Moody’s Investors Service or its successor (“Moody’s”).
          (k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Transaction Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
          (l) Evidence of Authority. On the date hereof, each party shall provide to the other party evidence satisfactory to such other party of its authority to enter into Transactions hereunder and the incumbency of the designated signatory hereof.
          (m) Citigroup Ratings Event. If Citigroup Inc. does not have a long term senior unsecured debt rating of at least “BBB-” from S&P and of at least “Baa3” from Moody’s (a “Citigroup Ratings Event”), Citigroup shall pledge to Counterparty while the Citigroup Ratings Event is continuing a number of Shares equal to the Number of Shares hereunder from time to time, to be held by a third party collateral agent acceptable to the parties, and the parties agree to negotiate in good faith to enter into agreements to effectuate such pledge and collateral agent arrangement promptly following such Citigroup Ratings Event.
          (n) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Master Confirmation and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of it and its Affiliates.
          (o) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (p) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIGROUP HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION HEREUNDER OR THE ACTIONS OF CITIGROUP OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     8. Addresses for Notice:

If to Citigroup:	Citigroup Financial Products Inc.
390 Greenwich Street
New York, NY 10013
	Attention:	Equity Derivatives
	Facsimile:	(212) 723-8328
	Telephone:	(212) 723-7357

with a copy to:	Citigroup Financial Products Inc.
388 Greenwich Street, 17th Floor
New York, NY 10013
	Attention:	GCIB Legal Group—Derivatives
	Facsimile:	(212) 816-7772
	Telephone:	(212) 816-2211

If to Counterparty:	Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10119-4015
	Attention:	Chief Financial Officer
	Facsimile:	(212) 594-6600
	Telephone:	(212) 692-7200

with a copy (which shall
not constitute notice) to:	Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, NY 10022
	Attention:	Mark Schonberger
	Facsimile:	(212) 230-7747
	Telephone:	(212) 318-6859
     9. Accounts for Payment:

To Citigroup:	To be advised.

To Counterparty:	To be advised.

Yours sincerely, CITIGROUP FINANCIAL PRODUCTS INC.
By:	/s/ Leonard Ellis
	Name:	Leonard Ellis
	Title:	Managing Director

Confirmed as of the date first above written:
LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin
	Name:	T. Wilson Eglin
	Title:	Chief Executive Officer

Signature Page to the
Master Confirmation

EXHIBIT A
FORM OF ISSUER FORWARD TRANSACTION CONFIRMATION
TRANSACTION CONFIRMATION

Date:	_______________

To:	Lexington Realty Trust (“Counterparty”)
Telefax No.:	212-594-6600
Attention:	Chief Financial Officer

From:	Citigroup Financial Products Inc. (“Citigroup”)
Telefax No.:	212-615-8985
Transaction Reference Number: ____________________
               The purpose of this communication (this “Transaction Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Transaction Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Issuer Forward Transactions dated as of October 28, 2008 and as amended from time to time (the “Master Confirmation”) between you and us.
               1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Transaction Confirmation. In the event of any inconsistency between those definitions and provisions and this Transaction Confirmation, this Transaction Confirmation will govern.
               2. The particular Transaction to which this Transaction Confirmation relates shall have the following terms:

Trade Date:	[______, 200_]

Effective Date:	[______, 200_]

Number of Shares:	[___]

Initial Price:	USD[___]

Maturity Date:	[______, 200_]

Initial Prepayment Date:	[______, 200_]

Spread:	[___]% per annum

A-1

               3. Counterparty hereby agrees (a) to check this Transaction Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Transaction Confirmation relates, by manually signing this Transaction Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Confirmation Unit via 212-615-8985. Hard copies should be returned to Citigroup Financial Products Inc. c/o Citibank, N.A., 333 West 34th Street, 2nd Floor, New York, New York 10001, Attention: Confirmation Unit.

Yours sincerely, CITIGROUP FINANCIAL PRODUCTS INC.
By:
Name:
Title:

Confirmed as of the date first above written:
LEXINGTON REALTY TRUST

By:
Name:
Title:

A-2